Contact: James C. Miller

724-465-1487

TO BE RELEASED:

9:00 a.m., Tuesday, December 18, 2001

S&T Bancorp Increases Quarterly Cash Dividend and Approves Repurchase Authorization

Indiana, Pennsylvania (Nasdaq NMS:STBA) - S&T Bancorp announced that its Board of Directors approved a four percent increase in its quarterly cash dividend at yesterday's Board meeting. The Board declared a $0.24 per share cash dividend payable on January 25, 2002 to shareholders of record on December 31, 2001. The previous quarterly dividend rate had been $0.23 per share. The Board of Directors also approved a share repurchase authorization of up to 1,000,000 shares or four percent of shares outstanding through year-end 2002.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc., operates 40 offices within Allegheny, Armstrong, Clarion, Clearfield, Indiana, Jefferson and Westmoreland Counties. With assets of $2.4 billion, S&T Bancorp stock trades on the Nasdaq National Market System under the symbol STBA.